August 6, 2009

United States Securities and Exchange Commission
100 F Street, North East
Washington, D.C. 20549

Dear Sirs and Mesdames:

Re:       Intelimax Media Inc.
Registration of 10,432,000 Shares of Common Stock on Form S-1/A

We refer to the amended registration statement for Intelimax Media Inc., a British Columbia corporation (the “Company”), on Form S-1/A Amendment #2 (the “Registration Statement”) filed with the SEC under the Securities Act of 1933. The Registration Statement relates to the registration for resale of up to 10,432,000 shares of the Company’s common stock, $0.00001 par value, under the Securities Act of 1933.

In rendering the opinions hereinafter expressed, we have examined originals or copies, certified or otherwise, identified to our satisfaction, of (1) the Registration Statement, together with all exhibits thereto; (2) the Company’s Notice of Articles and Articles (3) the minutes and resolutions of the Board of Directors and shareholders of the Company, all as provided to us by the Company; and (4) such other documents and instruments that in our judgment are necessary or appropriate to enable us to render the opinions expressed below.

We are qualified to practice U.S. corporate and securities law as our attorneys are called to various state bar associations in the United States. Further, we regularly provide legal services to companies incorporated in the Province of British Columbia and consequently have developed broad knowledge and understanding of British Columbia corporate law. We furnish this opinion to the Company and solely for your benefit. Our opinion is subject to the qualification that no opinion is expressed herein on the application of state securities or blue sky laws.

Please be advised that we have reached the following conclusions regarding the above offering:

1.
The Company is a duly and legally organized and existing British Columbia corporation, with its registered office located at 925 W. Georgia Street, Suite 1820, Vancouver, British Columbia, Canada, V6C 3L2 and with a US registered office for service at 701 Fifth Avenue, Suite 4200, Seattle, Washington, 98104. The Company’s Notice of Articles, resulting from the merger of Cicero Resources Corp. and Intelimax Media Inc. were issued by the British Columbia registrar of companies on May 28, 2009. The Company's existence and form is valid and legal pursuant to the above representation.

2.
The Company is a fully and duly incorporated British Columbia corporate entity with one class of common stock at this time. Neither the Company’s Notice of Articles, Articles, or any amendments thereto, nor any subsequent resolutions change the non-assessable characteristics of the Company's common stock. The 23,349,567 shares of the Company’s common stock previously issued by the Company to the security holders, including the 10,432,000 shares being offered pursuant to this registration statement (the “Shares”), are in legal form and in compliance with the laws of the Province of British Columbia, and are duly authorized, legally issued, fully paid and non-assessable. In addition, we are of the opinion that when sold pursuant to the Registration Statement, the Shares will continue to be duly authorized, validly issued, fully paid and non-assessable shares of the Company's common stock.

3.	The Company's Shares are all common shares. None of the Company’s security holders hold liquidation preference rights upon the voluntary or involuntary liquidation of the Company.

4.	By resolution of its Board of Directors, the Company has authorized the issuance of up 1,197,000 shares of common stock pursuant to the exercise of warrants.

5.
The Company's Articles of Incorporation presently authorize the Company to issue 150,000,000 shares of common stock, $0.00001 par value, and 20,000,000 shares of preferred stock, $0.00001 par value. Therefore, the resolution of the Company’s Board of Directors which authorized the issuance of up to 1,197,000 shares of common stock underlying warrants was within the authority of the Company’s directors.

Yours truly,

Bacchus Law Corporation dba Bacchus Corporate and Securities Law

/s/ Bacchus Law Corporation

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